Exhibit 99.1

Trio-Tech Reports Fiscal 2005 Third Quarter
and Nine Month Results

Third Quarter Testing Service Revenue Increased 37%
Testing Service Backlog Increased 83% to $8.1 Million from $4.4 Million

     Van Nuys, CA, — May 10, 2005 — Trio-Tech International (AMEX:TRT) today announced financial results for the third quarter and first nine months of fiscal 2005, highlighted by a 37% increase in revenue from semiconductor testing services for the third quarter. The company also reported that Testing Service backlog increased 83% to $8.1 million at March 31, 2005 compared to $4.4 million at March 31, 2004.

     “While conditions in the global semiconductor industry remain highly volatile and difficult to predict, the sharp increase in Testing Service backlog shows that we are beginning to see the ramp-up in burn-in demand that we have long anticipated. The investments we have made and continue to make in our burn-in business to expand capacity, increase automation and reduce costs will help us to compete more effectively in today’s tough pricing environment,” said President and Chief Executive Officer S.W. Yong.

Third Quarter Results

     For the three months ended March 31, 2005, total revenue increased 21% to $6,117,000 from $5,042,000 for the third quarter of fiscal 2004. Testing Service revenue increased 37% to $3,079,000 from $2,244,000 a year earlier. Selling, general and administrative expenses increased 36%, reflecting higher staffing to support increased demand for burn-in services in Singapore and in the company’s recently acquired operation in Malaysia. “We are pleased by the performance of our new Malaysia operation, and we are continuing to seek opportunities to expand our burn-in business into additional geographic markets in Asia,” Yong said. The net income for this year’s third quarter was $22,000, or $0.01 per share. This compares to net income of $168,000, or $0.06 per diluted share, for the same period a year earlier.

     Yong added, “Our Manufacturing segment posted an increase in revenue for the third quarter, to $2,245,000 from $1,938,000 for the third quarter of fiscal 2004, but generated an operating loss of $178,000 this quarter versus an operating profit of $52,000 for the same period last year, primarily because of an unfavorable product mix. We remain committed to this business, however, as we are beginning to see attractive opportunities for growth in several of our product lines. With the consolidation of our manufacturing operations into our Singapore facility, we believe we can maintain tight control over costs while we pursue these opportunities.”

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Trio-Tech Reports Fiscal 2005 Third Quarter and Nine Month Results
May 10, 2005
Page Two

     Revenue for the company’s Distribution segment declined to $793,000 from $860,000 for the third quarter of fiscal 2004. Operating income was $8,000 for this year’s third quarter compared to an operating loss of $17,000 a year ago.

Nine Month Results

     For the nine months ended March 31, 2005, revenue increased 41% to $19,650,000 from $13,948,000 for the first nine months of fiscal 2004. Testing Service revenue increased 28% to $8,775,000 from $6,877,000, Manufacturing revenue increased 90% to $8,648,000 and Distribution revenue slid by 11% to $2,227,000. Net income for this year’s first nine months was $159,000, or $0.05 per diluted share. This compares to net income for last year’s first nine months of $121,000, or $0.04 per share.

     Total backlog at March 31, 2005 increased 57% to $10,844,000 from $6,898,000 at March 31, 2004.

     Shareholders’ equity was $9,402,000 at March 31, 2005, up from $9,024,000 at June 30, 2004. Cash and short-term deposits decreased to $4,592,000 at March 31, 2005 from $7,006,000 at June 30, 2004, primarily because of scheduled payments for the company’s acquisition of the semiconductor burn-in division in Malaysia and to the expansion of burn-in capacity in Singapore.

About Trio-Tech

     Founded in 1958, Trio-Tech International provides third-party semiconductor testing and burn-in services primarily through its laboratories in Southeast Asia. Headquartered in Van Nuys, California, the Company also designs, manufactures and markets equipment and systems used in the testing and production of semiconductors, and distributes semiconductor processing and testing equipment manufactured by others. For further information or to request quotations for any of Trio-Tech’s complete line of semiconductor test equipment, please visit the Company’s Web site at www.triotech.com.

Forward-Looking Statements

     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

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TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income
(In Thousands)(Unaudited)

	Nine Months Ended		Three Months Ended
	March 31,		March 31,
	2005	2004	2005	2004
NET SALES
Product Sales	$10,875	$7,071	$3,038	$2,798
Services	8,775	6,877	3,079	2,244

	19,650	13,948	6,117	5,042

COST OF SALES
Cost of goods sold	8,914	5,633	2,510	2,243
Cost of service rendered	6,044	4,769	2,138	1,600

	14,958	10,402	4,648	3,843

GROSS PROFIT	4,692	3,546	1,469	1,199
OPERATING EXPENSES:
General and administrative	3,613	2,915	1,150	962
Selling	889	552	339	135
Research and development	77	88	20	29
Gain on disposal of property, plant and equipment	—	(58)	—	(62)

Total	4,579	3,497	1,509	1,064

INCOME (LOSS) FROM OPERATIONS	113	49	(40)	135
OTHER INCOME (EXPENSE)
Interest expense	(137)	(95)	(45)	(29)
Other income	191	263	85	67

Total	54	168	40	38

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	167	217	—	173
INCOME TAXES	25	40	(26)	7

INCOME BEFORE MINORITY INTEREST	142	177	26	166
MINORITY INTEREST	17	(56)	(4)	2

NET INCOME ATTRIBUTABLE TO COMMON SHARES	159	121	22	168

EARNINGS PER SHARE:
Basic	$0.05	$0.04	$0.01	$0.06

Diluted	$0.05	$0.04	$0.01	$0.06

WEIGHTED AVERAGE NUMBER OF COMMON AND POTENTIAL COMMON SHARES OUTSTANDING
Basic	2,966	2,931	2,966	2,933
Diluted	3,000	2,984	3,025	3,036

COMPREHENSIVE INCOME (LOSS):
Net income	159	121	22	168
Unrealized loss on investment	—	(45)	—	—
Foreign currency translation adjustment	214	242	(64)	19

COMPREHENSIVE INCOME (LOSS)	$373	$318	$(42)	$187

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands Except Number of Shares)

	(Unaudited)
	March 31,	June 30,
	2005	2004
ASSETS
CURRENT ASSETS:
Cash	$1,249	$1,357
Short-term deposits	3,343	5,649
Trade accounts receivable, net	3,871	3,695
Other receivables	454	562
Inventories, net	1,380	1,409
Prepaid expenses and other current assets	150	98

Total current assets	10,447	12,770
PROPERTY, PLANT AND EQUIPMENT, Net	7,159	5,202
OTHER INTANGIBLE ASSETS, Net	411	—
OTHER ASSETS	119	28

TOTAL ASSETS	$18,136	$18,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Line of credit	$151	$146
Accounts payable	1,500	2,316
Accrued expenses	2,692	2,166
Income taxes payable	74	49
Current portion of notes payable	608	506
Current portion of capitalized leases	169	246

Total current liabilities	5,194	5,429

NOTES PAYABLE, net of current portion	702	583
CAPITALIZED LEASES, net of current portion	112	210
DEFERRED INCOME TAXES	684	644

TOTAL LIABILITIES	6,692	6,866

MINORITY INTEREST	2,042	2,110
SHAREHOLDERS’ EQUITY:
Common stock; no par value, 15,000,000 shares authorized; 2,966,042 and 2,964,542 shares issued and outstanding	9,532	9,527
Paid-in capital	284	284
Accumulated deficit	(360)	(519)
Accumulated other comprehensive loss-translation adjustments	(54)	(268)
Total shareholders’ equity	9,402	9,024

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$18,136	$18,000